Exhibit 99.1

SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2017

SECTION 1	SUMMARY FINANCIAL STATEMENTS

TABLE OF CONTENTS			PAGE

Statement of Responsibility			3

Auditor’s Report			4

Consolidated Statement of Financial Position			5

Consolidated Statement of Revenue and Expense			6

Consolidated Statement of Accumulated Deficit			7

Consolidated Statement of Change in Net Debt			8

Consolidated Statement of Cash Flow			9

Notes to the Summary Financial Statements			10

Schedules to the Summary Financial Statements
Schedule	1	– Consolidated Statement of Amounts Receivable	35
Schedule	2	– Consolidated Statement of Loans and Advances	36
Schedule	3	– Government Business Enterprises Schedule of Consolidated Operating Results and Financial Position	37
Schedule	4	– Consolidated Statement of Borrowings	38
Schedule	5	– Consolidated Statement of Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	39
Schedule	6	– Consolidated Statement of Pension Liability	40
Schedule	7	– Consolidated Statement of Tangible Capital Assets	42
Schedule	8	– Government Organizations, Components and Business Enterprises Comprising the Government Reporting Entity	43
Schedule	9	– Consolidated Statement of Operations by Sector	46
Schedule	10	– Restated Budget	48

Office of the Provincial Comptroller

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2017, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by

Aurel Tess, CPA, CGA

Provincial Comptroller

September 5, 2017

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of the Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2017, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2017, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Original document signed by
Norm Ricard

September 5, 2017	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2017

		($ millions)
SCHEDULE		2017	2016 Restated
	FINANCIAL ASSETS
	Cash and cash equivalents	2,783	2,415
	Temporary investments (Note 2)	376	194
1	Amounts receivable	1,734	1,576
	Inventories for resale	67	83
	Portfolio investments (Note 3)	1,461	1,567
2	Loans and advances	1,458	1,447
3	Equity in government business enterprises (Note 4)	3,440	3,281
	Equity in government business partnerships (Note 5)	19	19

	Total Financial Assets	11,338	10,582

	LIABILITIES
4	Borrowings	27,397	25,415
5	Accounts payable, accrued charges, provisions and unearned revenue	4,077	4,184
6	Pension liability (Note 6)	2,557	2,354

	Total Liabilities	34,031	31,953

	NET DEBT	(22,693)	(21,371)

	NON-FINANCIAL ASSETS
	Inventories held for use	77	76
	Prepaid expenses	58	59
7	Tangible capital assets	13,158	12,486

	Total Non-Financial Assets	13,293	12,621

	ACCUMULATED DEFICIT	(9,400)	(8,750)

	Contingencies (Note 7)
	Contractual Obligations (Note 8)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2017

	($ millions)
	2017		2016 Actual Restated
	Budget Restated	Actual
REVENUE
Income taxes:
Corporation income tax	529	459	516
Individual income tax	3,339	3,499	3,261
Other taxes:
Retail sales tax	2,328	2,301	2,269
Fuel taxes	332	336	332
Levy for health and education	345	343	333
Education property tax	793	793	711
Other taxes	598	623	605
Fees and other revenue	2,235	2,383	2,269
Federal transfers:
Equalization	1,736	1,736	1,738
Canada Health and Canada Social Transfers	1,786	1,798	1,697
Shared cost and other	586	594	385
Net income from government business enterprises (Schedule 3)	674	631	713
Sinking funds and other investment earnings	209	227	225

Total Revenue (Schedule 9)	15,490	15,723	15,054

EXPENSES
Health	6,497	6,546	6,237
Education	4,297	4,237	4,138
Families	2,036	2,027	1,938
Community, Economic and Resource Development	1,535	1,429	1,423
Justice and Other Expenditures	1,275	1,318	1,302
Debt Servicing (Note 9)	911	930	855

Total Expenses (Schedule 9)	16,551	16,487	15,893

In - Year Adjustment/Lapse*	(150)	—	—

NET LOSS FOR THE YEAR	(911)	(764)	(839)

* Note:	Adjustments/Lapse was budgeted as an unallocated increase in revenue and/or a decrease in expense sectors listed Actual results are reflected within the revenue and expense items above.

The 2016/17 budget has been restated on the same basis as the actual 2016/17 results for comparative purposes. Please refer to Schedule 10 for further details.

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2017

	($ millions)
	2017 Actual	2016 Actual Restated
Opening accumulated deficit, as previously reported	(8,812)	(7,923)
Change in accounting policy (Note 1D(vii))	19	19
Adjustments to accumulated deficit (Note 16)	43	36

Opening accumulated deficit, as restated	(8,750)	(7,868)
Other comprehensive income (loss) (Schedule 3)	114	(43)
Net loss for the year	(764)	(839)

Closing accumulated deficit	(9,400)	(8,750)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2017

	($ millions)
	2017		2016 Actual Restated
	Budget	Actual
Net loss for the year	(911)	(764)	(839)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,517)	(1,389)	(1,702)
Amortization of tangible capital assets	674	669	624
Disposal of tangible capital assets	—	48	53

Net acquisition of tangible capital assets	(843)	(672)	(1,025)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	(1)	(17)
Decrease (Increase) in prepaid expenses	—	1	(1)

Net acquisition of other non-financial assets	—	—	(18)

Other comprehensive income (loss) (Schedule 3)	—	114	(43)

(Increase) in Net Debt	(1,754)	(1,322)	(1,925)

Net Debt, beginning of year, as previously reported	(21,395)	(21,433)	(19,501)
Changes in accounting policy (Note 1D(vii))	—	19	19
Adjustments to accumulated deficit (Note 16)	—	43	36

Net Debt, beginning of year, as restated	(21,395)	(21,371)	(19,446)

Net Debt, end of year	(23,149)	(22,693)	(21,371)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2017

	($ millions)
	2017	2016 Restated
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(764)	(839)
Changes in non-cash items:
Temporary investments	(182)	21
Amounts receivable	(198)	83
Valuation allowance	97	(20)
Inventories	15	(21)
Prepaids	1	(1)
Accounts payable, accrued charges, provisions and deferrals	(107)	—
Pension liability	203	109
Amortization of foreign currency fluctuation	5	6
Amortization of debt discount	(21)	(62)
Unamortized losses on derivative contracts	5	11
Loss on disposal of tangible capital assets	48	53
Amortization of tangible capital assets	669	624

	(229)	(36)
Other comprehensive income (loss) (Schedule 3)	114	(43)
Changes in equity in government business enterprises (Schedule 3)	(159)	(87)

Cash provided by operating activities	(274)	(166)

Capital Activities
Acquisition of tangible capital assets	(1,389)	(1,702)

Cash used in capital activities	(1,389)	(1,702)

Investing Activities
Investments purchased	(3,304)	(2,856)
Investments sold or matured	1,386	1,035

Cash used in investing activities	(1,918)	(1,821)

Financing Activities
Debt issued	6,681	6,495
Debt redeemed	(2,732)	(2,374)

Cash provided by financing activities	3,949	4,121

Increase in cash and cash equivalents	368	432
Cash and cash equivalents, beginning of year	2,415	1,983

Cash and cash equivalents, end of year	2,783	2,415

Supplementary information:
Interest received	225	221

Interest paid	949	888

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2017

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	The Government Reporting Entity

Various government components, government organizations (GOs), government business enterprises (GBEs) and government business partnerships (GBPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

GOs, with the exception of GBEs and GBPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of the GOs are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

The characteristics of a GBP are similar to a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the Province. GBPs are accounted for in the summary financial statements using the modified equity method. The Province accrues its share of the GBP’s net income or losses, and other net equity changes, without adjusting the GBP’s accounting policies to a basis consistent with that of the GRE. The Province’s share of the assets, liabilities and results of operations for its GBPs are presented in Note 5 to the summary financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.
(2)	Decreases in valuation allowances are treated as reductions to expense.
(3)	Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(iv)	Financial Assets

(1) Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2) Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3) Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are translated at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the translation of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 6. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3) Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs.

The amount of the liabilities for severance, the long term disability income plan and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience to extrapolate a liability based upon expected future utilization of currently accumulated benefits. The liability is recognized under salaries and benefits.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5) Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis and is reduced by estimated recoveries from third-parties. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government will measure the liability using present value techniques when cash flows are expected to occur over extended future periods.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Library materials are also not recognized as tangible capital assets.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in the Government’s financial statements.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	3 to 15 years

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Changes in Accounting Policy

In previous fiscal years the Province recorded its investment in North Portage Development Corporation (NPDC) as a portfolio investment using the cost method. Effective April 1, 2016 the Province is accounting for its investment in NPDC as a government business partnership. The change in the accounting policy for NPDC decreased the Government’s opening accumulated deficit and net debt by $19 million (2016 – $19 million). There was no impact on the statement of revenue and expenses due to the net results of NPDC during the year.

(viii)	Classification by Sector

The Province reports operational results under the following sectors; health, education, families, community economic and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The families sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The community, economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accrual for federal shared cost programs, accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. Uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods, and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2017	2016
Temporary investments	376	194

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2017	2016
Sinking funds	1,104	1,227
Other investments	348	325
Unamortized termination losses on derivative contracts	9	15

	1,461	1,567

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2017, the market value of portfolio investments was $1,507 million (2016 – $1,580 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2017		2016
	Book Value	Fair Value	Book Value	Fair Value
Government of Canada, direct and guaranteed	58	59	8	8
Provincial, direct and guaranteed	949	925	1,111	1,108
Municipal	93	93	99	99
Corporate	4	4	9	9

	1,104	1,081	1,227	1,224

Investment revenue earned on sinking funds during the year was $32 million (2016 – $40 million).

The sinking funds are allocated as follows:

	($ millions)
	2017	2016
Sinking funds	1,107	1,233
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(3)	(6)

Total sinking funds held in portfolio investments	1,104	1,227

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

3.	PORTFOLIO INVESTMENTS (Continued)

Other Investments

	($ millions)
	2017	2016
Guaranteed investment certificates	28	21
Bonds – Government of Canada, provincial and municipal	64	75
Bonds – Corporate	71	75
Equity investments	154	129
Investments in real estate	31	25

	348	325

As at March 31, 2017 the market value of other investments was $426 million (2016 – $356 million). Other investments earned $14 million during the year (2016 – $15 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee. This category includes Manitoba Hydro-Electric Board.

Insurance	An enterprise which provides insurance coverage services to the public for a fee. This category includes Manitoba Public Insurance, Workers Compensation Board of Manitoba and Deposit Guarantee Corporation of Manitoba.

Finance	Enterprises which provide regulatory control, and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public. This category includes Manitoba Liquor and Lotteries Corporation.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	– March 31, 2017
Manitoba Liquor and Lotteries Corporation	– March 31, 2017
Manitoba Public Insurance Corporation	– February 28, 2017
Workers Compensation Board of Manitoba	– December 31, 2016
Deposit Guarantee Corporation of Manitoba	– December 31, 2016

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES (Continued)

	($ millions)
	2017	2016
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	286	269
Manitoba Hydro-Electric Board	2,190	2,052
Manitoba Public Insurance Corporation	345	378
Workers Compensation Board of Manitoba	602	565

	3,423	3,264

Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	12	12

	17	17

Equity in Government Business Enterprises	3,440	3,281

5.	EQUITY IN GOVERNMENT BUSINESS PARTNERSHIPS

North Portage Development Corporation (NPDC) is a government partnership that is owned equally by the Government of Canada, the Province of Manitoba and The City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people in the downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development and management of its two sites that include land investment properties and public amenities.

The Province’s share of the equity at March 31, 2017 is $19 million (2016 – $19 million). The Province’s share of the operating results for the year ended March 31, 2017 was $ nil (2016 – $ nil) and is included in fees and other revenues.

The condensed supplementary financial information of NPDC is as follows:

	($millions)
	2017	2016
Property, plant and equipment and investment in properties and infrastructure enhancements	73	73
Short-term investments and other assets	9	11

	82	84

Deferred contributions from shareholders	11	13
Long-term mortgage	10	10
Current and other liabilities	4	4

	25	27
Net equity	57	57

	82	84

Comprehensive income
Revenues	13	12
Expenses	11	10

Operating income before amortization	2	2
Amortization	(2)	(2)

Net (loss) income for the year	—	—

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

6.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2017, the pension liability for the Civil Service Superannuation Plan was $871 million (2016 – $827 million) and the pension liability for the Teachers’ Pension Plan was $1,551 million (2016 – $1,434 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $166 million (2016 – $151 million). At December 31, 2016 the Plan had an excess of net assets available for benefits over pension obligations of $255 million (December 31, 2015 – $212 million).

As at March 31, 2017, the total pension liability being reflected in the summary financial statements was $2,557 million (2016 – $2,354 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum.

89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

6.	PENSION PLANS (Continued)

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2016 audited financial statements of CSSF. At December 31, 2016, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $986 million (2015 – $700 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased .5% per year and continued increasing until September 1, 2015. As of September 1, 2015 the TPA requires teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.1% of teacher’s contributions are used to fund basic benefits and 16.9% of teachers contributions are allocated for funding indexing benefits. The Province funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in the Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada to a maximum of 5.33%.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2016 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2016, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,307 million (2015 – $1,281 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	Other Government Plans

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

6.	PENSION PLANS (Continued)

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 6A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4% of the member’s highest average pensionable earnings up to the CPP maximum and 2.0% of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the Income Tax Act; and 2% of the member’s highest average indexed compensation in any 3 overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

6.	PENSION PLANS (Continued)

D.	Other Pension Plans

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The December 2013 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position. The University is funding over fifteen years until the going concern deficit is eliminated. An annual additional payment for fiscal 2017 of $5 million was made (2016 – $5 million).

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during the year.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by  1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised the University of Manitoba it was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional current service cost payments required are based on a percentage of employee contributions. The total payment for fiscal 2017 was $4 million (2016 – $4 million).

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension benefits equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2015 the Plan had a going-concern deficiency of $23 million, which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

6.	PENSION PLANS (Continued)

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year. For 2016, the yearly maximum contributory earnings are $115,220.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The University will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits in excess of the matching costs. The funding deficit of $5 million will be funded over a maximum of 15 years. The existing funding deficit will be funded over 10 years.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions. As a result, employer contributions equal approximately 112.4% of employee contributions.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

6.	PENSION PLANS (Continued)

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan.

The School District shall contribute in accordance with the terms of the collective agreement such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event the School District’s contributions are not sufficient, the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements.

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $42 per month per year of service. For clerical workers, the pension benefit is $37 per month per year of service.

E.	Government Business Enterprises

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

7.	CONTINGENCIES

A.	Contingent Liabilities

i) Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2017 in the accounts where the final results are uncertain, or where the results are likely but the amount of the liability cannot be reasonably estimated.

ii) Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2016 audited financial statements indicate that CBS has established two wholly-owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE).

CBSI provides insurance coverage up to $250 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as at March 31, 2016 total $414 million (2015 – $414 million). Based upon the above, the Government’s share of the provision for future claims as at March 31, 2016 is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement whereby the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $750 million in excess of the $250 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro rata share of the required capital of $750 million. The members have each issued an indemnity to CBSE on their pro rata share of the $750 million, calculated on the basis of their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $36 million. The Government is not aware of any proceedings which could lead to a claim against it under the indemnity given to CBSE.

iii) Treaty Land Entitlement Obligations

The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition) for reserve creation. As of March 31, 2017, the Entitlement First Nations have collectively selected and acquired approximately 1,059,864 acres of Crown lands and other lands. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute. To meet this obligation, the government of Manitoba has made available or transferred to the Government approximately 710,053 acres of provincial Crown lands for the purposes of reserve creation for Entitlement First Nations.

iv) Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro has a mitigation program in place to address past, present, and ongoing adverse impacts arising from all past hydro-electric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $209 million (2016 – $215 million). In addition, Manitoba Hydro has recognized a provision of $56 million (2016 – $23 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydro-electric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

7.	CONTINGENCIES (Continued)

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized Limit	($ millions)
		2017	2016
Canadian Museum for Human Rights	25	10	16
Manitoba Agricultural Services Corporation (Note 7B.i)	–	78	84
Manitoba Grow Bonds	–	3	3
Manitoba Housing and Renewal Corporation (Note 7B.ii)	20	9	10
Manitoba Student Aid Program	20	–	–
Triple B Stadium Inc. (Note 7B.iii)	35	17	6
Other	20	6	7

Total guarantees outstanding		123	126

A provision for future losses on guarantees in the amount of $20 million (2016 – $19 million) has been recorded in the accounts.

Note 7B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed 25% of the maximum amount advanced under this program.

Operating Credit Guarantees for Rural Small Business	Each participating lending institution is guaranteed the lesser of 25% of the maximum amount advanced or 75% of the lender’s actual eligible loss.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $8 million per association.

Enhanced Diversification Loan Guarantees	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

Note 7B.ii) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. At March 31, 2017 outstanding guarantees under this authority totalled $9 million (2016 – $10 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

7.	CONTINGENCIES (Continued)

Note 7B. iii) Triple B Stadium Inc.

Triple B Stadium Inc. (Triple B) is a for-profit corporation established to develop, own and operate a stadium as a venue for professional and university football and community athletics. The members of Triple B are the City of Winnipeg, the University of Manitoba and the Winnipeg Football Club.

The Government has guaranteed up to $35.3 million of the indebtedness of Triple B to a third party lender. At March 31, 2017 the outstanding guarantee under this authority was $17 million (2016 – $6 million).

C.	Government Business Enterprise Guarantees

As at March 31, 2017, Manitoba Hydro has outstanding Manitoba HydroBonds and Manitoba Hydro-Electric Board Bonds amounting to $152 million (2016 – $171 million). These bonds carry fixed and variable coupon rates that range from 1.10% to 10.00%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $87 million (2016 – $106 million) of these outstanding bonds.

Manitoba Hydro provides guarantees to counterparties as part of its use of natural gas derivative commodity contracts. Guarantees issued at March 31, 2017 totalled $313 million (2016 – $368 million) and do not have specific maturity dates. Letters of credit in the amount of $74 million (2016 – $68 million) have been issued for construction and energy related transactions with maturities until 2049.

The Deposit Guarantee Corporation of Manitoba has guaranteed $26 billion in credit union deposits at the end of December 31, 2016 (December 31, 2015 – $25 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

8.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2018	2019	2020	2021	2022	2023 and beyond	Total
Government organizations and components	627	382	316	264	238	440	2,267
Government Business Enterprises	11	10	9	8	7	45	90

Total	638	392	325	272	245	485	2,357

Other significant obligations not included in the table are:

Government Organizations

Government organizations have entered into contractual arrangements related to construction projects totalling $411 million (2016 – $516 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

8.	CONTRACTUAL OBLIGATIONS (Continued)

Government Business Enterprise Contractual Obligations

Manitoba Hydro has energy purchase commitments of $1,419 million (2016 – $1,454 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2020. In addition, other outstanding commitments, principally for construction, are approximately $3,334 million (2016 – $3,511 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $36 million (2016 – $21 million) related to the casino and retail liquor store construction projects.

Workers Compensation Board had contractual agreements of $13 million in 2016 to contribute further funding to specific investment projects from their existing investment portfolio or from available cash. In 2017, WCB has no such contractual agreements.

9.	DEBT SERVICING

Debt servicing costs of $930 million (2016 – $855 million) are net of interest recoveries from GBEs of $702 million (2016 – $642 million), interest on provincial debt held as investments of $14 million (2016 – $13 million) and includes $47 million (2016 – $36 million) representing interest expense of government organizations. GBEs debt servicing costs of $656 million (2016 – $632 million) are reported in Schedule 3.

10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2017 amounts held in trust were as follows:

	($ millions)
	2017	2016
Fiduciary Trusts	669	642
Custodial Trusts	144	142
Estates and Trusts under Administration	263	244

	1,076	1,028

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities.

Estates and Trusts under Administration

The Public Guardian and Trustee of Manitoba administers the estates and trusts of mentally disabled persons, deceased persons, and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $16 million (2016 – $21 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2017 was 90% at fixed rates and 10% at floating rates (2016 – 92% at fixed rates and 8% at floating rates). A one percent (100 basis points) movement in interest rates on the 10% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $26 million (2016 – $20 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2017 the Government has a gross credit risk exposure related to derivatives of $310 million (2016 – $372 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2017		2016
	Notional Value	Fair Value	Notional Value	Fair Value
Interest rate and cross currency swaps	46,180	(671)	42,230	(1,079)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and is generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	Accounts Receivable and Loans and Advances

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	Investments

MPIC holds $757 million (2016 – $797 million) of Provincial bonds and debentures with maturities ranging from 2018 to 2052 and interest rates ranging from 3.00% to 7.13%.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES (Continued)

C.	Water Power Rentals

Water power rental fees charged to Manitoba Hydro, in the amount of $122 million (2016 – $117 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

D.	Fees on Government Guarantees

Manitoba Hydro remitted $136 million (2016 – $122 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $29 million (2016 – $28 million) to MPIC for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $24 million (2016 – $24 million) and motor vehicle registration fees totalling $186 million (2016 – $183 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended December 31, 2016 was $9 million (December 31, 2015 – $9 million).

Manitoba Liquor and Lotteries Corporation provided $8 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2017 (2016 – $7 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2016 – $5 million) in funding to the Liquor and Gaming Authority of Manitoba and the Crown Corporations Council through the payment of annual license fees and levies.

Manitoba Hydro paid the Government $84 million (2016 – $73 million) for corporation capital tax. MPIC paid the Government $34 million (2016 – $33 million) for insurance premium tax.

GBEs paid the Government a combined total of $20 million (2016 – $19 million) for Health and Post-Secondary Education Tax Levy.

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2017	2016
Severance	458	440
Long term disability income plan	39	35
Workers compensation claims	41	36

	538	511

The severance liability is valued using discount rates that range from 3.1% to 6.5% and salary increase rates which range from 2.75% to 4.59%. Unamortized actuarial gains and losses are amortized over EARSL. Periods range from 4 to 15 years. As of March 31, 2017, net unamortized losses were $0.

The long term disability income plan is valued using a discount rate of 3.8%. Actuarial gains and losses are recognized as income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2016 valuation was prepared using a discount rate of 5.75% and a salary increase rate of 3.25%. Actuarial gains and losses are recognized as income as they occur.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Revenue and Expense, excludes $48 million in special warrants related to the Core Government. The original budget estimate amounts plus the $48 million in special warrants become the revised estimates, against which expenses in excess of legislative authority are determined.

Based upon the revised estimates, the following departments were over-expended as a result of adjustments made after March 31, 2017:

Part A – Operating Expense:

($ millions)
Families	7
Infrastructure	9
Other Appropriations	54

15.	LIABILITY FOR CONTAMINATED SITES

	($ millions)
	2017	2016
Liability for contaminated sites	281	290

As of March 31, 2017 the Province has identified 417 sites which require or likely require remediation from contamination. The liability includes sites associated with mining activities, mineral exploration, highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX (benzene, toluene, ethylbenzene and xylenes), toxic heavy metals, polychlorinated biphenyl (PCBs) and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Remediation at 2 sites requires the operation of water treatment plants for the next 24 years. Expenditures of $62 million for the future operation of the water treatment plants have been discounted at 3.73% over the next 24 years.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

15.	LIABILITY FOR CONTAMINATED SITES (Continued)

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs, not already recognized as asset retirement obligations, cannot be made at this time. No provision has been included for these items as of March 31, 2017.

16.	ADJUSTMENTS TO ACCUMULATED DEFICIT

A.	Correction of Deferred Revenue

During the year it was noted that recognition of certain revenue was incorrectly deferred resulting in an understatement of federal transfers – shared cost and other. The correction of this misstatement has resulted in a decrease in the opening accumulated deficit and net debt of $20 million (2016 – $20 million).

B.	Adjustment to Borrowings

A correction was made to adjust certain borrowings of a controlled entity which should have been eliminated upon consolidation. This has resulted in a decrease in the opening accumulated deficit and net debt of $23 million (2016 – $16 million) and a reduction of $7 million in net loss in 2016.

The combined effect of these adjustments is a decrease in the opening accumulated deficit and net debt of $43 million (2016 – $36 million) and a reduction of $7 million in net loss in 2016.

17.	COMPARATIVE FIGURES

On May 3, 2016, the Government announced organizational changes that resulted in responsibility for certain functions being transferred between departments. As a result, certain 2016 financial statement balances have also been reclassified to be presented on the same basis as the 2017 results.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2017

	($ millions)
	2017	2016
TAXATION:
Income taxes	228	216
Retail sales tax	246	236
Other taxes	132	126

	606	578

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	627	494
Other	397	387

	1,024	881

OTHER:
Health and social services	130	169
Government business enterprises	25	12
Sundry departmental revenue	93	105
Other	159	94

	407	380

	2,037	1,839
Less: Allowances	303	263

Total Amounts Receivable	1,734	1,576

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2017

		($ millions)
		2017	2016
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board		16,341	14,436
Manitoba Liquor and Lotteries Corporation		421	414

		16,762	14,850
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board		16,341	14,436

		421	414

OTHER:
Loans and mortgages – Note a		872	823
Stadium loan – Note b		138	135
Manitoba student loans – Note c		113	104
Family services agencies – Note d		31	31
Other		1	1

		1,155	1,094

TOTAL LOANS AND ADVANCES		1,576	1,508
Less: Valuation allowance		118	61

NET LOANS AND ADVANCES		1,458	1,447

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2063, bearing interest at either:
i)	fixed with rates ranging from 0% to 10.50%; or
ii)	Floating Canadian – Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.07% and the highest set at 4.23% as at March 31, 2017.

Note a
i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2046, bearing interest at rates ranging from 2.63% to 9.00%.	661	584
ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest at rates ranging from 0.0% to 14.25%.	106	115
iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0.0% to 7.38%.	73	92
iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2030, bearing interest at rates ranging from 3.95% to 8.77%.	32	32

		872	823

Note b	Stadium loan to Triple B Stadium Inc, issued in two phases, payment due in varying annual amounts to 2038 on Phase 1 and 2058 for Phase 2, bearing interest at 4.65%.
Note c	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.
Note d	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2017

($ millions)

	UTILITY	INSURANCE	FINANCE	TOTAL 2017	TOTAL 2016
CHANGES IN EQUITY
Results from Operations:
Revenues from operations	2,344	1,616	1,424	5,384	5,221

Expenses: From operations	1,628	1,642	827	4,097	3,876
Debt servicing	645	—	11	656	632

Total expenses	2,273	1,642	838	4,753	4,508

Net income (loss)	71	(26)	586	631	713
Other comprehensive income (loss)	67	47	—	114	(43)

Total comprehensive income	138	21	586	745	670
Transfers to the Government	—	—	(586)	(586)	(583)

Net increase in equity in government business enterprises	138	21	—	159	87

FINANCIAL POSITION
Assets:
Cash and temporary investments	646	103	33	782	1,046
Amounts receivable	385	473	50	908	854
Portfolio investments: Due from Government and government organizations	—	834	—	834	815
Due from others	—	3,732	—	3,732	3,627
Capital assets	19,757	143	404	20,304	17,736
Other assets	1,550	263	68	1,881	1,572

Total assets	22,338	5,548	555	28,441	25,650

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	3,000	800	130	3,930	3,353
Long-term debt: Owing to Government	16,341	—	420	16,761	14,850
Other borrowings, discounts and deferred transaction costs	97	64	—	161	153
Net pension obligations (assets)	540	432	—	972	983
Future cost of existing claims	—	3,007	—	3,007	2,890

Total liabilities	19,978	4,303	550	24,831	22,229

Equity:
Non-controlling interests	170	—	—	170	140
Equity in government business enterprises	2,190	1,245	5	3,440	3,281

Total equity	2,360	1,245	5	3,610	3,421

Total liabilities and equity	22,338	5,548	555	28,441	25,650

EQUITY COMPRISED OF:
Retained earnings	2,899	1,211	5	4,115	4,070
Accumulated other comprehensive income (loss)	(709)	34	—	(675)	(789)

Equity in government business enterprises	2,190	1,245	5	3,440	3,281

Note:	For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2017

($ millions)

	Bonds and Debentures		Canada Pension Plan Cdn	Loans and Mortgages Cdn	Promissory Notes and Treasury Bills Cdn	Totals
Fiscal Year of Maturity	Cdn	US				2017	2016 Restated
2017	—	—	—	—	—	—	4,335
2018	2,440	—	—	34	1,625	4,099	2,474
2019	2,139	533	—	65	—	2,737	2,721
2020	2,364	666	15	20	—	3,065	2,406
2021	3,521	—	—	2	—	3,523	3,528
2022	1,562	400	—	—	—	1,962	1,389

2017-2022	12,026	1,599	15	121	1,625	15,386	16,853

2023-2027	9,605	—	—	17	—	9,622	6,784
2028-2037	3,979	—	—	—	—	3,979	2,944
2038-2065	13,523	—	477	—	—	14,000	12,532

2023-2065	27,107	—	477	17	—	27,601	22,260

2018-2053 Government Organizations	628	—	—	292	—	920	899
Lines of Credit	—	—	—	377	—	377	382

Total borrowings	39,761	1,599	492	807	1,625	44,284	40,394

Reduced by:
Debt incurred for and repayable by the Manitoba Hydro-Electric Board						(16,341)	(14,436)
Unamortized debt issue costs						(285)	(264)
Unamortized foreign currency fluctuation						(16)	(21)
Unamortized gains and losses on derivative contracts						274	269
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						—	—
						(519)	(527)

						27,397	25,415

	March 31/17 Cdn $ Valuation (See Notes)	March 31/16 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	32,400	30,516
Foreign issues hedged to Canadian dollars	10,285	8,261
U.S. dollars	933	1,617
Issues hedged to U.S. dollars	666	—

Total borrowings	44,284	40,394

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 0.785% to 10.68%.
ii)	Floating Canadian—Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.69% and the highest set at 4.23% as at March 31, 2017.
iii)	Floating U.S.—U.S. Dollar London Interbank Offering Rate (LIBOR) setting—USD floating exposure is NIL at March 31, 2017.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2017

	($ millions)
	2017	2016
		Restated
ACCOUNTS PAYABLE	1,382	1,434

ACCRUED CHARGES:
Interest	199	207
Disaster financial assistance	237	270
Liability for contaminated sites (Note 15)	281	290
Salaries and benefits	874	905
Employee future benefits (Note 13)	538	511
Other	150	163

	2,279	2,346

PROVISION FOR FUTURE LOSSES (Note 7)	20	19

UNEARNED REVENUE	396	385

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	4,077	4,184

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2017

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans (Note A)	Public School Division Plans (Note A)	Other Plans (Note A)	($ millions)
						Total 2017	Total 2016
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	2,848	3,796	1,488	492	136	8,760	8,394
Current service costs	91	95	64	21	3	274	266
Interest cost on benefit obligation	169	234	80	30	5	518	499
Change in actuarial (gains) losses and reserves	19	—	4	2	1	26	94
Plan amendment	—	—	—	—	—	—	—
Benefits paid	(166)	(192)	(123)	(27)	(6)	(514)	(493)

Obligation at end of year	2,961	3,933	1,513	518	139	9,064	8,760

PLAN ASSETS
Plan assets at beginning of year	2,098	2,214	1,385	489	52	6,238	6,118
Employer contributions	108	114	42	14	5	283	254
Employee contributions	—	—	29	12	—	41	39
Transfer of plan assets	—	—	—	—	—	—	4
Plan asset contributions	—	—	—	—	—	—	100
Benefits paid	(166)	(192)	(123)	(27)	(5)	(513)	(493)
Expected return on plan assets	117	132	69	30	2	350	335
Experience gains (losses)	25	97	55	9	1	187	(119)

Market value of plan assets	2,182	2,365	1,457	527	55	6,586	6,238
Deferred investment losses (gains)	(78)	(95)	(78)	(10)	(3)	(264)	(278)

Market related value of plan assets	2,104	2,270	1,379	517	52	6,322	5,960

PENSION LIABILITY
Plan deficit (surplus)	857	1,663	134	1	87	2,742	2,800
Unamortized actuarial gains (losses)	14	(112)	(65)	(26)	(13)	(202)	(458)
Surplus adjustments (Note B)	—	—	—	10	7	17	12

Pension liability	871	1,551	69	(15)	81	2,557	2,354

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	91	95	64	21	3	274	266
Interest cost on benefit obligation	169	234	80	30	5	518	499
Return on plan assets	(117)	(132)	(69)	(30)	(2)	(350)	(335)
Employee contributions	—	—	(29)	(12)	—	(41)	(39)
Amortization of actuarial (gains) losses	9	35	29	5	2	80	63
Plan amendment	—	—	—	—	—	—	—
Change in surplus adjustments	—	—	—	2	2	4	4

Defined benefit pension plan expense	152	232	75	16	10	485	458

Defined contribution pension plan expense	—	—	5	18	166	189	173

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 6

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2017

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2017	Total 2016
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	22,500	23,200	5,900	4,700	300	56,600	56,900
Number of pensioners	15,400	14,600	1,900	1,800	300	34,000	32,400

Total number of plan members	37,900	37,800	7,800	6,500	600	90,600	89,300

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.25%	5.50% – 5.95%	5.00% – 5.75%	3.80% – 5.50%
Expected long-term rate of return	6.00%	6.25%	5.50% – 5.90%	5.00% – 5.75%	5.00% – 5.50%
Inflation	2.00%	2.00%	2.00% – 2.50%	2.00% – 2.00%	2.00% – 2.00%
Real rate of return	4.00%	4.25%	3.00% – 3.95%	3.00% – 3.75%	1.80% – 3.50%
Rate of salary increase	3.75%	2.75%	2.00% – 3.00%	3.00% – 4.00%	3.50% – 3.75%
Latest valuation	(Note C)	(Note C)	(Note C)	(Note C)	(Note C)

Note A:

Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division. and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec-15	14.0
- Teachers’ Retirement Allowance Plan	Jan-15	11.9
- University of Manitoba Pension Plans	Dec-15	9.0
- University of Winnipeg Pension Plan	Dec-15	6.7
- Brandon University Retirement Plan	Dec-15	8.6
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-16	11.0
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-15	12.0
- Retirement Plan for Employees of Frontier School Division	Dec-15	15.0
- School District of Mystery Lake	Jun-16	17.5
- Members of Legislative Assembly Pension Plan	Mar-15	3.7
- Legislative Assembly Pension Plan	Dec-14	8.0
- Judges’ Supplemental Pension Plan	Mar-15	10.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-14	n/a

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2017

($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction	2017	2016
Cost
Opening cost	289	8,667	2,714	994	1,229	462	5,442	653	371	20,821	19,250
Add:
Additions during the year	16	506	121	64	112	25	318	23	204	1,389	1,702
Less:
Disposals and write downs	(1)	(30)	(45)	(7)	(23)	—	—	—	(21)	(127)	(131)
Settlements and reclassifications	—	40	(4)	6	(43)	16	140	61	(216)	—	—

Closing cost	304	9,183	2,786	1,057	1,275	503	5,900	737	338	22,083	20,821

Accumulated amortization

Opening accumulated amortization	—	3,512	1,910	664	—	77	2,066	106	—	8,335	7,789
Add:
Amortization	—	246	150	67	—	7	188	11	—	669	624
Less:
Accumulated amortization on disposals and write downs	—	(31)	(41)	(7)	—	—	—	—	—	(79)	(78)

Closing accumulated amortization	—	3,727	2,019	724	—	84	2,254	117	—	8,925	8,335

Net Book Value of Tangible Capital Assets	304	5,456	767	333	1,275	419	3,646	620	338	13,158	12,486

During the year, the Province capitalized $7 million of interest relating to assets under construction (2016 – $8 million).

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH

Manitoba Health, Seniors and Active Living

Addictions Foundation of Manitoba

CancerCare Manitoba

Diagnostic Services of Manitoba Inc.

Manitoba Health Services Insurance Plan

Manitoba Hospital Capital Financing Authority

Not-for-Profit Personal Care Homes

Regional Health Authorities of Manitoba Inc.

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority Inc.

Prairie Mountain Health

Southern Health-Santé Sud

Winnipeg Regional Health Authority

Rehabilitation Centre for Children, Inc.

St.Amant Inc.

EDUCATION

Manitoba Education and Training

Assiniboine Community College

Brandon University

Manitoba Learning Resource Centre

Public School Divisions

Public Schools Finance Board

Red River College

Université de Saint-Boniface

University College of The North

University of Manitoba

University of Winnipeg

FAMILIES

Manitoba Families

First Nations of Northern Manitoba Child and Family Services Authority

Southern First Nations Network of Care

General Child and Family Services Authority

Manitoba Housing and Renewal Corporation

Métis Child and Family Services Authority

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT

Manitoba Agriculture

Manitoba Growth, Enterprise and Trade

Manitoba Indigenous and Municipal Relations

Manitoba Infrastructure

Manitoba Sustainable Development

Abandonment Reserve Fund

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Biodiesel Fund

Communities Economic Development Fund

Community Revitalization Fund

Co-operative Loans and Loans Guarantee Board

Cooperative Promotion Board

Crown Lands and Property Agency

Economic Development Winnipeg Inc.*

Entrepreneurship Manitoba

Ethanol Fund

Farm Machinery and Equipment Act Fund

Fish and Wildlife Enhancement Fund

Food Development Centre

Green Manitoba Eco Solutions

Industrial Technology Centre

Manitoba Agricultural Services Corporation

Manitoba Community Services Council Inc.

Manitoba Development Corporation

Manitoba East Side Road Authority

Manitoba Habitat Heritage Corporation

Manitoba Hazardous Waste Management Corporation

Manitoba Horse Racing Commission

Manitoba Opportunities Fund Ltd.

Manitoba Potash Corporation

Manitoba Trucking Productivity Improvement Fund

Manitoba Water Services Board

Mining Community Reserve

Mining Rehabilitation Reserve Fund

North Portage Development Corporation**

Office of the Fire Commissioner

Pineland Forest Nursery

Quarry Rehabilitation Reserve Fund

Research Manitoba

Travel Manitoba

Venture Manitoba Tours Ltd.

Veterinary Science Scholarship Fund

Waste Reduction and Recycling Support Fund

Workplace and Safety and Health Public Education Fund

JUSTICE AND OTHER EXPENDITURES

Legislative Assembly

Executive Council

Civil Service Commission

Manitoba Finance

Manitoba Justice

Manitoba Sport, Culture and Heritage

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d

Crown Corporations Council

Financial Literacy Fund

Funeral Board of Manitoba

Helen Betty Osborne Memorial Foundation

Insurance Council of Manitoba

Land Titles Assurance Fund

Le Centre culturel franco-manitobain

Leaf Rapids Town Properties Ltd.

Legal Aid Manitoba

Liquor and Gaming Authority of Manitoba

Manitoba Arts Council

Manitoba Centennial Centre Corporation

Manitoba Combative Sports Commission

Manitoba Education, Research and Learning Information Networks (MERLIN)

Manitoba Film & Sound Recording Development Corporation

Manitoba Financial Services Agency

Manitoba Law Reform Commission

Materials Distribution Agency

Pension Assets Fund

Special Operating Agencies Financing Authority

Sport Manitoba Inc.

The Public Guardian and Trustee of Manitoba

Vehicle and Equipment Management Agency

Victims Assistance Fund

Vital Statistics Agency

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)

Utility:

Manitoba Hydro-Electric Board

Insurance:

Deposit Guarantee Corporation of Manitoba

Manitoba Public Insurance Corporation

Workers Compensation Board of Manitoba

Finance:

Manitoba Liquor and Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department

Fiscal Stabilization Account

Note:

*Economic Development Winnipeg Inc. is a government partnership.

**North Portage Development Corporation is a government business partnership.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2017

($ millions)

	Health		Education		Families		Community, Economic and Resource Development
	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	833	744	—	—	—	13
Fees and other revenue	589	559	727	709	213	181	656	638
Federal transfers	1,329	1,249	203	116	67	67	121	170
Contributions from entities within the Government Reporting Entity	70	67	49	70	—	1	—	—
Sinking funds and other investment earnings	1	—	31	32	—	1	6	9

TOTAL REVENUE	1,989	1,875	1,843	1,671	280	250	783	830

EXPENSE
Personnel services	3,696	3,540	3,068	2,990	231	223	342	339
Grants/Transfer payments	1,476	1,366	135	156	336	345	578	577
Transportation	70	65	33	32	5	4	23	22
Communication	16	17	25	26	5	5	20	16
Supplies and services	947	727	440	436	162	163	157	167
Social assistance related	—	—	79	97	1,279	1,196	132	154
Other operating	210	397	253	207	31	38	93	79
Debt servicing	49	47	174	153	45	43	215	198
Minor capital	12	19	72	76	1	1	3	6
Amortization	188	171	154	147	43	39	214	196

TOTAL EXPENSE	6,664	6,349	4,433	4,320	2,138	2,057	1,777	1,754

NET INCOME (LOSS) FOR THE YEAR	(4,675)	(4,474)	(2,590)	(2,649)	(1,858)	(1,807)	(994)	(924)

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 9

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2017

($ millions)

	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	3,958	3,777	—	—	3,958	3,777
Other taxes	—	—	3,603	3,526	(40)	(33)	4,396	4,250
Fees and other revenue	321	304	4	1	(127)	(123)	2,383	2,269
Federal transfers	19	19	2,390	2,198	(1)	1	4,128	3,820
Contributions from entities within the Government Reporting Entity	—	1	654	731	(142)	(157)	631	713
Sinking funds and other investment earnings	191	177	(2)	6	—	—	227	225

TOTAL REVENUE	531	501	10,607	10,239	(310)	(312)	15,723	15,054

EXPENSE
Personnel services	633	646	5	9	65	69	8,040	7,816
Grants/Transfer payments	86	93	26	48	(268)	(376)	2,369	2,209
Transportation	13	13	6	16	—	1	150	153
Communication	15	10	1	—	(1)	—	81	74
Supplies and services	308	290	6	11	(77)	32	1,943	1,826
Social assistance related	—	1	—	—	—	(15)	1,490	1,433
Other operating	83	81	80	11	(29)	(25)	721	788
Debt servicing	447	414	—	—	—	—	930	855
Minor capital	5	12	1	1	—	—	94	115
Amortization	65	62	5	7	—	2	669	624

TOTAL EXPENSE	1,655	1,622	130	103	(310)	(312)	16,487	15,893

NET INCOME (LOSS) FOR THE YEAR	(1,124)	(1,121)	10,477	10,136	—	—	(764)	(839)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2017

($ millions)

Net Income (Loss) Printed Estimates	(911)

Revenue Restatements
Restatement to correct an accounting error in deriving the budgeted amounts for Education property tax. Offsetting increase in Education expenses results in no effect on the net loss.
Education property tax	260

Restatement to reclassify interest earned on loans by government organizations that are in the business of providing loans from other investment earnings to fees and other revenue resulting in no effect on total revenues or net loss.

Fees and other revenue	(36)
Sinking funds and other investment earnings	36

Total Revenue Restatements	260

Less: Expense Restatements
Restatement to correct an accounting error in deriving the budgeted amounts for
Education expenses. Offsetting increase in Education property tax results in no effect on the net loss.
Education	260
Restatement due to organizational changes that resulted in transfers of certain functions between departments that do not impact net loss:
Education	(24)
Community, Economic and Resource Development	31
Justice and Other Expenditures	(44)
Debt Servicing	37

Total Expense Restatements	260

Net Income (Loss) Restated	(911)

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2017

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2017 (“the statement”). The statement has been prepared by management based on section 65(1)(b) of The Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with Note 2 to the statement and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2017 is prepared, in all material respects, in accordance with Note 2 to the statement.

Restriction of Use

The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Unaudited Information

The Schedule of Supplementary Information has been presented as unaudited information. The financial information in this schedule is not covered by our report and accordingly, we do not express an opinion on the information.

Original document signed by
Norm Ricard

September 5, 2017	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

FISCAL STABILIZATION ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2017

	($ thousands)
	2017	2016
Transfer to Core Government operations	—	(105,010)
Account Balance, beginning of year	114,523	219,533

Account Balance, end of year	114,523	114,523

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

FISCAL STABILIZATION ACCOUNT

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2017

1.	The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.	Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.	Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

PROVINCE OF MANITOBA PUBLIC ACCOUNTS 2016-17

FISCAL STABILIZATION ACCOUNT

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2017

	($ thousands)
	2017	2016
Account Balance, beginning of year	114,523	219,533
– Transfer for general purpose debt reduction	—	(105,010)
– Transfer to Core Government – allocated to general purposes	—	—

Account Balance, end of year	114,523	114,523